As filed with the Securities and Exchange Commission on July 3, 2019	Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATIONAL RESEARCH CORPORATION (Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	47-0634000 (I.R.S. Employer Identification No.)

National Research Corporation 1245 Q Street Lincoln, Nebraska 68508 (402) 475-2525 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin R. Karas

Senior Vice President Finance,

Chief Financial Officer, Treasurer and Secretary

National Research Corporation

1245 Q Street

Lincoln, Nebraska 68508

(402) 475-2525

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to: Russell E. Ryba Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 (414) 297-5668

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001 per share (2)	14,524,566	$54.38	$789,845,899.08	$95,729.32 Less $8,654.41* = $87,074.91*

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices for the Common Stock of National Research Corporation, the registrant (the “Company”), as reported on the NASDAQ Global Select Market on June 27, 2019.

(2)

On April 16, 2018, the shareholders of the Company approved, among other things, an amendment to the Company’s Amended and Restated Articles of Incorporation (the “Articles”) to effect a recapitalization (the “Recapitalization”) pursuant to which each share of the Company’s s then-existing class B common stock would be exchanged for one share of the Company’s then-existing class A common stock plus $19.59 in cash, without interest. On April 17, 2018, the Company filed an amendment to its Articles effecting the Recapitalization and then a further amendment and restatement of its Articles which resulted in the elimination of the Company’s class B common stock and the reclassification of the Company’s class A common stock as a share of common stock, par value $0.001 per share (“Common Stock”). The Common Stock continues to trade on The NASDAQ Global Market under the revised symbol “NRC.” Pursuant to the Recapitalization, the 19,800,000 shares of the Company’s former class A common stock previously registered pursuant to Registration No. 333-211190 became 19,800,000 shares of Common Stock.

*

Pursuant to Rule 457(p), the registrant has offset a total of $8,654.41, which is the aggregate total dollar amount of the filing fee actually paid on May 6, 2016 that is associated with the more than 18,000,000 unsold shares of Common Stock under the registrant’s Registration Statement on Form S-3 (Registration No. 333-211190) filed on May 6, 2016, against the amount of the registration fee for this Registration Statement . Upon effectiveness of this Registration Statement, that prior Registration Statement No. 333-211190 is hereby replaced.

              The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where this offer or sale is not permitted.

Subject to Completion, Dated July 3, 2019

PROSPECTUS

NATIONAL RESEARCH CORPORATION

14,524,566 Shares of Common Stock Offered by Selling Shareholders

This prospectus relates to 14,524,566 shares of our Common Stock that we previously issued. The shareholders named in this prospectus under the heading “Selling Shareholders,” or their donees, pledgees or successors-in-interest, may sell, from time to time, these shares of our Common Stock. References in this prospectus to selling shareholders include any donees, pledgees or successors-in-interest of the selling shareholders unless the context indicates otherwise. We will not receive any of the proceeds from the sale of the Common Stock by the selling shareholders. The selling shareholders may sell their Common Stock in public or private transactions at prevailing market prices, at negotiated prices or otherwise. They may sell the stock directly or through brokers or dealers. Brokers or dealers may receive discounts or commissions from the selling shareholders, which will be paid by the selling shareholders. See “Plan of Distribution.”

Our Common Stock is traded on the NASDAQ Global Select Market under the symbol NRC. On June 28, 2019, the closing sale price of our Common Stock was $57.59.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________ __, 2019.

Page

ABOUT THIS PROSPECTUS	1

THE COMPANY	1

RISK FACTORS	4

FORWARD-LOOKING STATEMENTS	10

USE OF PROCEEDS	12

SELLING SHAREHOLDERS	12

DESCRIPTION OF CAPITAL STOCK	13

PLAN OF DISTRIBUTION	16

LEGAL MATTERS	17

EXPERTS	18

WHERE YOU CAN FIND MORE INFORMATION	18

You should rely only on the information contained, or incorporated by reference, in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that National Research Corporation, doing business as NRC Health ("NRC Health," the "Company," "we," "our," "us" or similar terms), filed with the Securities and Exchange Commission (the “SEC”) and pursuant to which selling shareholders may from time to time sell up to 14,524,566 shares of our common stock, par value $0.001 per share (“Common Stock” or “common stock”). This prospectus and any other document we may authorize to be delivered to you, includes all material information relating to the offering of our Common Stock by the selling shareholders.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site described below under the heading “Where You Can Find Additional Information”.

THE COMPANY

General

The Company is a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare organizations. The Company's solutions enable its clients to understand the voice of the customer with greater clarity, immediacy and depth. NRC Health's heritage, proprietary methods, and holistic approach enable our partners to better understand the people they care for and design experiences that inspire loyalty and trust, while also facilitating regulatory compliance and the shift to population-based health management. The Company's ability to measure what matters most and systematically capture, analyze and deliver insights based on self-reported information from patients, families and consumers is critical in today's healthcare market. NRC Health believes that access to and analysis of its extensive consumer-driven information is becoming more valuable as healthcare providers increasingly need to more deeply understand and engage the people they serve to build customer loyalty.

NRC Health's expertise includes the efficient capture, transmittal, benchmarking, analysis and interpretation of critical data elements from millions of healthcare consumers. Using its digital Voice of the Customer platform, the Company's clients gain insights into what people think and feel about their organizations in real-time, allowing them to build on their strengths and resolve service issues with greater speed and personalization. The Company also provides legacy experience-based solutions and shared intelligence from industry thought leaders and the nation's largest member network focused on healthcare governance and strategy to member boards and executives.

The Company's portfolio of subscription-based solutions provides actionable information and analysis to healthcare organizations across a range of mission-critical, constituent-related elements, including patient experience, service recovery, care transitions, health risk assessments, employee engagement, reputation management and brand loyalty. NRC Health partners with clients across the continuum of healthcare services. The Company's clients include integrated health systems, post-acute providers and payer organizations. The Company believes this cross-continuum positioning is a unique and an increasingly important capability as evolving payment models drive healthcare providers and payers towards a more collaborative and integrated service model.

NRC Health has achieved a market leadership position through its more than 37 years of industry innovation and experience, as well as its long-term, recurring revenue relationships (solutions that are used or required by a client each year) with many of the healthcare industry's largest organizations. Since its founding in 1981, the Company has focused on meeting the evolving information needs of the healthcare industry through internal product development, as well as select acquisitions. The Company is a Wisconsin corporation headquartered at 1245 Q Street, Lincoln, Nebraska 68508. Its telephone number is (402) 475-2525.

Industry and Market Opportunity

According to the Centers for Medicare and Medicaid Services ("CMS"), health expenditures in the United States were approximately $3.5 trillion in 2017, or $10,739 per person. In total, health spending accounted for 17.9% of the nation's Gross Domestic Product in 2017. Addressing this growing expenditure burden continues to be a major policy priority at both federal and state levels. In addition, increased co-pays and deductibles in healthcare plans have focused even more consumer attention on health spending and affordability. In the public sector, Medicare provides health coverage for individuals aged 65 and older, while Medicaid provides coverage for low income families and other individuals in need. Both programs are administered by the CMS. With the aging of the U.S. population, Medicare enrollment has increased significantly. In addition, longer life spans and greater prevalence of chronic illnesses among both the Medicare and Medicaid populations have placed tremendous demands on the health care system.

An increasing percentage of Medicare reimbursement and reimbursement from commercial payers will be determined under value payment models, based on factors such as patient readmission rates and provider adherence to certain quality-related protocols. At the same time, many hospitals and other providers are creating new models of care delivery to improve patient experience, reduce cost and provide better clinical outcomes. These new models are based on sharing financial risk and managing the health and behaviors of large populations of patients and consumers. This transformation towards value-based payment models and increased engagement of healthcare consumers is resulting in a greater need for existing healthcare providers to deliver more customer-centric healthcare. At the same time, organizations that have successfully developed effective customer service models and brand loyalty in other industry verticals are entering the healthcare services market.

NRC Health believes that its current portfolio of solutions is uniquely aligned to address these healthcare market trends and related business opportunity. The Company provides tools and solutions to capture, interpret and improve the Consumer Assessment of Healthcare Providers and Systems ("CAHPS") data required by CMS as well as real time feedback that enables clients to better understand what matters most to people at key moments in their relationship with a health organization. NRC Health's solutions enable its clients to both satisfy patient survey compliance requirements and design experiences to build loyalty and improve the wellbeing of the people and communities they care for.

NRC Health’s Solutions

NRC Health's portfolio of solutions represent a unique set of capabilities that individually and collectively provide value to its clients. The solutions are offered at an enterprise level through the Voice of the Customer platform, The Governance Institute, and legacy Experience solutions.

Voice of the Customer Platform Solutions

The Voice of the Customer ("VoC") platform represents a portfolio of solutions that collectively provide a comprehensive set of capabilities that enable healthcare providers to collect, measure and analyze data collected across the patient journey to understand the preferences, experiences and needs of the people they serve. The digital platform consists of three primary solution categories which can be implemented both collectively as an enterprise solution or individually to meet specific needs within the organization. The primary solution categories include Market Insights solutions, Transparency solutions, and certain Experience solutions.

NRC Health's Market Insights Solutions - NRC Health's Market Insights solutions are subscription-based services that allow for improved tracking of awareness, perception, and consistency of healthcare brands; real-time assessment of competitive differentiators; and enhanced segmentation tools to evaluate the needs, wants, and behaviors of communities through real-time competitive assessments and enhanced segmentation tools. NRC Health's Market Insights is the largest U.S. healthcare consumer database of its kind, measuring the opinions and behaviors of more than 292,000 healthcare consumers in the top 300 markets across the country annually. NRC Health's Market Insights is a syndicated survey that provides clients with an independent third-party source of information that is used to understand consumer perception and preferences and optimize marketing strategies. NRC Health's Market Insights solutions provide clients with on-demand tools to measure brand value and build brand equity in their markets, evaluate and optimize advertising efficacy and consumer recall, and tailor research to obtain the real time voice of customer feedback to support branding and loyalty initiatives. The Company's Market Insights solutions were historically marketed under the Healthcare Market Guide and Ticker brands.

NRC Health's Experience Solutions - NRC Health's Experience solutions are provided on a subscription basis via a cross-continuum VoC platform that collects and measures data and then delivers business intelligence that the Company's clients utilize to improve patient experience, engagement and loyalty. Patient experience data can also be collected on a periodic basis using CAHPS compliant mail and telephone survey methods for regulatory compliance purposes and to monitor and measure improvement in CAHPS survey scores. CAHPS survey data can be collected and measured as an integrated service within the VoC platform or independently as a legacy service offering. NRC Health's Experience solutions provide hospitals and healthcare providers the ability to receive and take action on customer and employee feedback across all care settings in real-time. Experience solutions include patient and resident experience, workforce engagement, health risk assessments, transitions, and improvement tools, which are provided through the Experience, Transitions and National Research Canada Corporation operating segments. These solutions enable clients to comply with regulatory requirements and to improve their reimbursement under value-based purchasing models. More importantly, NRC Health's Experience solutions provide quantitative and qualitative real-time feedback, improvement plans, and coaching tools to enable clients to improve the experiences of patients, residents, physicians and staff. By illuminating the complete care journey in real time, the Company's clients are able to ensure each individual receives the care, respect, and experience he or she deserves. Developing a longitudinal profile of what healthcare customers want and need allows for organizational improvement, increased clinician and staff engagement, loyal relationships and personal well-being. These solutions have previously been marketed under NRC Picker, My InnerView, Customer-Connect LLC (doing business as Connect), and NRC Canada.

NRC Health's Health Risk Assessment solutions (formerly Payer solutions) enable the Company's clients to understand the health risks associated with populations of patients, analyze and address readmission risks, and efficiently reach out to patients to impact their behaviors outside of the healthcare provider settings. These health risk assessment solutions enable clients to effectively segment populations and manage care for those who are most at-risk, engage individuals, increase preventative care and manage wellness programs to improve patient experience and outcomes.

NRC Health's Transitions solutions are provided to healthcare organizations on a subscription basis to drive effective communication between healthcare providers and patients in the critical 24-72 hours post discharge using a discharge call program. Through preference-based communications and real-time alerts, these solutions enable organizations to identify and manage high-risk patients to reduce readmissions, increase patient satisfaction and support safe care transitions. Tracking, trending and benchmarking tools isolate the key areas for process improvement allowing organizations to implement changes and reduce future readmissions. NRC Health's Transitions solutions were previously provided by Connect. Connect was formed in June 2013 to develop and provide patient outreach and discharge call solutions. NRC Health originally had a 49% ownership interest in Connect but by March 2016 had acquired all of the remaining interest and subsequently dissolved Customer-Connect LLC in June 2016.

NRC Health's Transparency Solutions - NRC Health's Transparency solutions allow healthcare organizations to share a picture of their organization and ensure that timely and relevant content informs better consumer decision-making. NRC Health's Star Ratings solution (formerly Reputation) enables clients to publish a five-star rating metric and verified patient feedback derived from actual patient survey data to complement their online physician information. Sharing this feedback not only results in better-informed consumer decision-making but also has the ability to drive new patient acquisition and grow online physician reputation. NRC Health's reputation monitoring solution alerts clients to ratings and reviews on third-party websites and provides workflows for response and service recovery. These solutions raise physician awareness of survey results and provide access to improvement resources and educational development opportunities designed to improve the way care is delivered.

The Governance Institute

NRC Health's Governance solutions, branded as The Governance Institute ("TGI"), serves not-for-profit hospital and health system boards of directors, executives, and physician leadership. TGI's subscription-based, value-driven membership services are provided through national conferences, publications, advisory services, and an on-line portal designed to improve the effectiveness of hospital and healthcare systems by continually strengthening their board governance, strategic planning, medical leadership, management performance, and transparency positioning. TGI also conducts research studies and tracks industry trends showcasing emerging healthcare trends and best practice solutions of healthcare boards across the country. TGI thought leadership helps its client board members and executives inform and guide their organization's strategic priorities in alignment with the rapidly changing healthcare market.

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus and in the documents that are incorporated by reference herein, including the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K on file with the SEC, as such may be revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, before making an investment decision with respect to our securities. If any of such risks develop into actual events, our business, financial condition or results of operations could be materially and adversely affected and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

We depend on contract renewals, including retention of key clients, for a large share of our revenue and our operating results could be adversely affected.

We expect that a substantial portion of our revenue for the foreseeable future will continue to be derived from renewable service contracts. Substantially all contracts are renewable annually at the option of our clients, although contracts with clients under unit-based arrangements generally have no minimum purchase commitments. Client contracts are generally cancelable on short notice without penalty, however we are entitled to payment for services through the cancellation date. To the extent that clients fail to renew or defer their renewals, we anticipate our results may be materially adversely affected. We rely on a limited number of key clients for a substantial portion of our revenue. The Company's ten largest clients accounted for 17%, 19%, and 17% of the Company's total revenue in 2018, 2017, and 2016, respectively. Our ability to secure renewals depends on, among other things, our ability to gather and analyze performance data in a consistent, high-quality, and timely fashion. In addition, the service needs of our clients are affected by accreditation requirements, enrollment in managed care plans, the level of use of satisfaction measures in healthcare organizations' overall management and compensation programs, the size of operating budgets, clients' operating performance, industry and economic conditions, and changes in management or ownership. As these factors are beyond our control, we cannot ensure that we will be able to maintain our renewal rates. Any material decline in renewal rates from existing levels would have an adverse effect on our revenue and a corresponding effect on our operating and net income.

Our operating results may fluctuate and this may cause our stock price to decline.

Our overall operating results may fluctuate as a result of a variety of factors, including the size and timing of orders from clients, client demand for our services (which, in turn, is affected by factors such as accreditation requirements, enrollment in managed care plans, operating budgets and clients' operating performance), the hiring and training of additional staff, expense increases, and industry and general economic conditions. Because a significant portion of our overhead is fixed in the short-term, particularly some costs associated with owning and occupying our building and full-time personnel expenses, our results of operations may be materially adversely affected in any particular period if revenue falls below our expectations. These factors, among others, make it possible that in some future period our operating results may be below the expectations of securities analysts and investors which would have a material adverse effect on the market price of our common stock.

We operate in a highly competitive market and could experience increased price pressure and expenses as a result.

The healthcare information and market research services industry is highly competitive. We have traditionally competed with healthcare organizations' internal marketing, market research and/or quality improvement departments that create their own performance measurement tools, and with relatively small specialty research firms that provide survey-based healthcare market research and/or performance assessment. The Company's primary competitors among such specialty firms include Press Ganey, which we believe has significantly higher annual revenue than us, and three or four other firms that we believe have lower annual revenue than us. To a certain degree, we currently compete with, and anticipate that in the future we may increasingly compete with, (1) market research firms and technology solutions which provide survey-based, general market research or Voice of the Customer Feedback capabilities and (2) firms which provide services or products that complement healthcare performance assessments, such as healthcare software or information systems. Although only a few of these competitors have offered specific services that compete directly with our services, many of these competitors have substantially greater financial, information gathering, and marketing resources than the Company and could decide to increase their resource commitments to our market. There are relatively few barriers to entry into the Company's market, and we expect increased competition in our market which could adversely affect our operating results through pricing pressure, increased marketing expenditures, and market share losses, among other factors. There can be no assurance that the Company will continue to compete successfully against existing or new competitors.

Because our clients are concentrated in the healthcare industry, our revenue and operating results may be adversely affected by changes in regulations, a business downturn or consolidation with respect to the healthcare industry.

Substantially all of our revenue is derived from clients in the healthcare industry. As a result, our business, financial condition and results of operations are influenced by conditions affecting this industry, including changing political, economic, competitive and regulatory influences that may affect the procurement practices and operation of healthcare providers and payers. Future legislative changes, including additional provisions to control healthcare costs, improve healthcare quality and expand access to health insurance, could result in lower reimbursement rates and otherwise change the environment in which providers and payers operate. In addition, large private purchasers of healthcare services are placing increasing cost pressure on providers. Healthcare providers may react to these cost pressures and other uncertainties by curtailing or deferring purchases, including purchases of our services. Moreover, there has been consolidation of companies in the healthcare industry, a trend which we believe will continue to grow. Consolidation in this industry, including the potential acquisition of certain of our clients, could adversely affect aggregate client budgets for our services or could result in the termination of a client's relationship with us. The impact of these developments on the healthcare industry is difficult to predict and could have an adverse effect on our revenue and a corresponding effect on our operating and net income.

We rely on third parties whose actions could have a material adverse effect on our business.

We outsource certain operations and engage third parties to perform work needed to fulfill our client services. For example, we use vendors to perform certain printing, mailing, information transmittal and other services related to our survey operations. If any of these vendors cease to operate or fail to adequately perform the contracted services and alternative resources and processes are not utilized in a timely manner, our business could be adversely affected. The loss of any of our key vendors could impair our ability to perform our client services and result in lower revenues and income. It would also be time-consuming and expensive to replace, either directly or through other vendors, the services performed by these vendors, which could adversely impact revenues, expenses and net income. Furthermore, our ability to monitor and direct our vendors' activities is limited. If their actions and business practices violate policies, regulations or procedures otherwise considered illegal, we could be subject to reputational damage or litigation which would adversely affect our business.

We face several risks relating to our ability to collect the data on which our business relies.

Our ability to provide timely and accurate performance measurement and improvement services to our clients depends on our ability to collect large quantities of high-quality data through surveys and interviews. If our survey operations are disrupted and we are unable to distribute and/or collect our surveys in a timely manner, then our revenue and net income could be negatively impacted. If receptivity to our survey and interview methods by respondents declines, or, for some other reason, their willingness to complete and return surveys declines, or if we, for any reason, cannot rely on the integrity of the data we receive, then our revenue could be adversely affected with a corresponding effect on our operating and net income. We also rely on third-party panels of pre-recruited consumer households to produce NRC Health's Market Insights in a timely manner. If we are not able to continue to use these panels, or the time period in which we use these panels is altered and we cannot find alternative panels on a timely, cost-competitive basis, we could face an increase in our costs or an inability to effectively produce NRC Health's Market Insights. In either case, our operating and net income could be negatively affected.

Our principal shareholders exercise significant influence over us and future sales of substantial amounts of our common stock by them may adversely affect our market price.

A majority of the Company's common stock and voting power was historically owned and/or held by Michael D. Hays, our founder and Chief Executive Officer. However, over the years Mr. Hays, for estate planning purposes, gifted and/or transferred almost all of his directly owned shares to two trusts for the benefit of his family, The K/I/E Trust under agreement dated October 24, 2018 and the Amandla MK Trust (collectively the "Trusts").

As of February 25, 2019, approximately 50.06% of the outstanding common stock was owned by the Trusts. As a result, the Trusts have the power to influence or control decisions and actions that require shareholder approval, including the election of directors and the approval of significant corporate matters such as change of control transactions. The effects of such influence could be to delay or prevent a change of control of the Company unless the terms are approved by the Trusts.

If our principal shareholders sell a substantial amount of our common stock in the public market, or investors perceive that these sales could occur, the market price of our common stock could be adversely affected. In addition, our principal shareholders may sell their stock in a block to another person or entity that could result in a change in control of the Company.

The market price of our common stock may be volatile and shareholders may be unable to resell shares at or above the price at which the shares were acquired.

The market price of stock can be highly volatile. As a result, the market price and trading volume of our common stock may also be highly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases that are in response to factors beyond our control, including, but not limited to:

●	Variations in our financial performance and that of similar companies;
●	Regulatory and other developments that may impact the demand for our services;
●	Reaction to our press releases, public announcements and filings with the Securities and Exchange Commission;
●	Client, market and industry perception of our services and performance;
●	Actions of our competitors;
●	Changes in earnings estimates or recommendations by analysts who follow our stock;
●	Loss of key personnel;
●	Principal shareholders, other investors or management team sales of our stock;
●	Changes in accounting principles; and
●	Variations in general market, economic and political conditions or financial markets.

Any of these factors, among others, may result in changes in the trading volume and/or market price of our common stock. Following periods of volatility in the market price of a company's securities, shareholders have often filed securities class-action lawsuits. Our involvement in a class-action lawsuit would result in substantial legal fees and divert our senior management's attention from operating our business, which could harm our business and net income.

Our business and operating results could be adversely affected if we are unable to attract or retain key managers and other personnel.

Our future performance may depend, to a significant extent, upon the efforts and ability of our key personnel who have expertise in gathering, interpreting and marketing survey-based performance information for healthcare markets. The loss of the services of one or more of our senior managers could have a material adverse effect, at least in the short to medium term, on most significant aspects of our business, including strategic planning, product development, and sales and customer relations. Our success will also depend on our ability to hire, train and retain skilled personnel in all areas of our business. Currently, we do not have employment agreements with our officers or our other key personnel. Competition for qualified personnel in our industry is intense, and many of the companies that compete with us for qualified personnel have substantially greater financial and other resources than us. Furthermore, we expect competition for qualified personnel to become more intense as competition in our industry increases. We cannot assure you that we will be able to recruit, retain and motivate a sufficient number of qualified personnel to compete successfully.

If intellectual property and other proprietary information technology were copied or independently developed by our competitors, our operating results could be negatively affected.

Our success depends in part upon our data collection process, research methods, data analysis techniques, and internal systems and procedures that we have developed specifically to serve clients in the healthcare industry. We have no patents. Consequently, we rely on a combination of copyright, trade secret laws and associate nondisclosure agreements to protect our systems, survey instruments and procedures. We cannot assure you that the steps we have taken to protect our rights will be adequate to prevent misappropriation of such rights, or that third parties will not independently develop functionally equivalent or superior systems or procedures. We believe that our systems and procedures and other proprietary rights do not infringe upon the proprietary rights of third parties. We cannot assure you, however, that third parties will not assert infringement claims against us in the future, or that any such claims will not result in protracted and costly litigation, regardless of the merits of such claims, or whether we are ultimately successful in defending against such claims.

Failures or deficiencies in our information technology platform could negatively impact our operating results.

Our ability to provide client service is dependent, to a significant extent, upon the technology that we develop internally. Investment in the enhancement of existing and development of new information technology processes is costly and affects our ability to successfully serve our clients. The failure or deficiency of the technology we develop could negatively impact the willingness or ability for our clients to use our services and our ability to perform our services. Our failure to anticipate clients' expectation and needs, adapt to emerging technological trends, or design efficient and effective information technology platforms, could result in lower utilization, loss of customers, damage to customer relationships, reduced revenue and profits, refunds to customers and damage to our reputation. Although we have procedures to monitor the efficacy of our information technology platforms, the procedures may not prevent failures or deficiencies in the information technology platforms we develop, we may not adapt quickly enough and may incur significant costs and delays that could harm our business.

Our business and operating results could be adversely affected if we experience business interruptions or failure of our information technology and communication systems.

Our ability to provide timely and accurate performance measurement and improvement services to our clients depends on the efficient and uninterrupted operation of our information technology and communication systems, and those of our external service providers. Our systems and those of our external service providers, could be exposed to damage or interruption from fire, natural disasters, energy loss, telecommunication failure, security breach and computer viruses. An operational failure or outage in our information technology and communication systems or those of our external service providers, could result in loss of customers, damage to customer relationships, reduced revenue and profits, refunds of customer charges and damage our reputation and may result in additional expense to repair or replace damaged equipment and recover data loss resulting from the interruption. Although we have taken steps to prevent system failures and have back-up systems and procedures to prevent or reduce disruptions, such steps may not prevent an interruption of services and our disaster recovery planning may not account for all contingencies. Additionally, our insurance may not adequately compensate us for all losses or failures that may occur. Any one of the above situations could have a material adverse effect on our business, financial condition, results of operations and reputation.

Security breaches or computer viruses could harm our business.

In connection with our client services, we receive, process, store and transmit sensitive business information electronically over the internet. Computer viruses could spread throughout our systems and disrupt operations and service delivery. Unauthorized access to our computer systems or databases could result in the theft or publication of confidential information or the deletion or modification of records or could otherwise cause interruption in our operations. We cannot be certain that the technology protecting our networks and information will successfully prevent computer viruses, data thefts, release of confidential information or security breaches. A compromise in our data security systems that results in inappropriate disclosure of our associates', customers' or vendors' confidential information, could harm our reputation and expose us to regulatory action and claims. Changes in privacy and information security laws and standards may require we incur significant expense to ensure compliance due to increased technology investment and operational procedures. An inability to prevent security breaches or computer viruses or failure to comply with privacy and information security laws could result in litigation and regulatory risk, loss of customers, damage to customer relationships, reduced revenue and profits, refunds of customer charges and damage our reputation, which could adversely affect our business, financial condition, results of operations and reputation.

Reputational harm could have a material adverse effect on our business, financial condition and results of operations.

Our ability to maintain a good reputation is critical to selling our services. Our reputation could be adversely impacted by any of the following (whether or not valid): the failure to maintain high ethical and social standards; the failure to perform our client services in a timely manner; violations of laws and regulations; and the failure to maintain an effective system of internal controls or to provide accurate and timely financial information. Damage to our reputation or loss of our clients' confidence in our services for any of these, or any other reasons, could adversely impact our business, revenues, financial condition, and results of operations, as well as require additional resources to rebuild our reputation.

Our operations are subject to laws and regulations that impose significant compliance costs and create reputational and legal risk.

Due to the nature of the services we offer, we are subject to significant commercial, trade and privacy regulations. We cannot predict the nature, scope or effect of future regulatory requirements to which our operations might be subject or the manner in which existing laws might be administered or interpreted, which could have a material and negative impact on our business and our results of operation. For example, recent years have seen an increase in the development or enforcement of legislation related to healthcare reform, privacy, trade compliance and anti-corruption. Additionally, some of the services we provide include information our clients need to fulfill regulatory reporting requirements. If our services result in errors or omissions in our clients' regulatory reporting, we may be subject to loss of clients, reputational harm or litigation, each potentially adversely impacting our business. Furthermore, although we maintain a variety of internal policies and controls designed to educate, discourage, prevent and detect violations of such laws, we cannot guarantee that such actions will be effective or sufficient or that individual employees will not engage in inappropriate behavior in breach of our policies. Such conduct, or even an allegation of misbehavior, could result in material adverse reputational harm, costly investigations, severe criminal or civil sanctions, or could disrupt our business, and could negatively affect our results of operations or financial condition.

Failure to comply with public company regulations could adversely impact our profitability.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act Wall Street Reform and Consumer Protection Act, the listing requirements of NASDAQ and other applicable securities rules and regulations. Additionally, laws, regulations and standards relating to corporate governance and public disclosure are subject to varying interpretations and continue to develop and change. If we misinterpret or fail to comply with these rules and regulations, our legal and financial compliance costs and net income may be adversely affected.

We may engage in future acquisitions and/or investments which involve inherent risk.

In order to expand services or technologies to existing clients and increase our client base, we have historically, and may in the future, make strategic business acquisitions and/or investments that we believe complement our business. Acquisitions have inherent risks which may have material adverse effects on our business, financial condition, or results of operations, including, among other things: (1) failure to successfully integrate the purchased operations, technologies, products or services and maintain uniform standard controls, policies and procedures; (2) substantial unanticipated integration costs; (3) loss of key associates including those of the acquired business; (4) diversion of management's attention from other operations; (5) failure to retain the customers of the acquired business; (6) failure to achieve any projected synergies and performance targets; (7) additional debt and/or assumption of known or unknown liabilities; (8) dilutive issuances of equity securities; and (9) a write-off of goodwill, software development costs, client lists, other intangibles and amortization of expenses. If we fail to successfully complete acquisitions or integrate acquired businesses, there may be a material adverse effect on our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

This prospectus and the information we incorporate by reference into this prospectus contain “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement includes phrases such as we “believe,” “expect” or other words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which could cause actual results or outcomes to differ materially from those currently anticipated. Some, but not all, of the risks and uncertainties include those described in “Risk Factors” and the following:

●	The possibility of non-renewal of the Company's client service contracts and retention of key clients;

●	The Company's ability to compete in its markets, which are highly competitive with new market entrants, and the possibility of increased price pressure and expenses;

●	The effects of an economic downturn;

●	The impact of consolidation in the healthcare industry;

●	The impact of federal healthcare reform legislation or other regulatory changes;

●	The Company's ability to attract and retain key managers and other personnel;

●	The possibility that the Company's intellectual property and other proprietary information technology could be copied or independently developed by its competitors;

●	The possibility for failures or deficiencies in the Company's information technology platform;

●	The possibility that the Company could be subject to security breaches or computer viruses; and

●	The factors set forth under the caption "Risk Factors" above.

We urge you to consider these and other factors in evaluating the forward-looking statements, and we caution you not to place undue reliance on such forward-looking statements. The forward-looking statements included are only made as of the date of the underlying document and, unless required by the federal securities laws, we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

USE OF PROCEEDS

All proceeds from the sale of Common Stock under this prospectus will be for the account of the selling shareholders. We will not receive any proceeds from the sale of shares of Common Stock offered by the selling shareholders.

SELLING SHAREHOLDERS

The following tables set forth information as of June 28, 2019 with respect to the number of shares of our Common Stock beneficially owned by each selling shareholder prior to this offering, the number of shares that may be offered for sale by each selling shareholder by this prospectus and the number of shares that each selling shareholder would have following the sale of all of the shares of Common Stock offered by the selling shareholders under this prospectus. Only those selling shareholders listed below, or their donees, pledgees or successors-in-interest, may offer and sell the Common Stock pursuant to this prospectus. The selling shareholders may offer for sale pursuant to this prospectus from time to time none, some or all of the shares of our Common Stock listed below. Accordingly, the numbers of shares shown in the following table as beneficially owned after the offering are only estimates, based on the assumption that all of the shares offered by the selling shareholders under this prospectus will be sold. None of the selling shareholders has any relationship with us.

Except as otherwise indicated in the footnotes to the tables below, Michael D. Hays, our founder, Chief Executive Officer and a member of our board of directors, donated to each of the selling shareholders, for no consideration, all of the shares held by the selling shareholders listed in the tables below, starting as far back as 1999.

Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to Offering	Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering	Percent of Common Stock to be Beneficially Owned After Offering
Amandla MK Trust (1)	7,378,645	7,378,645	0	0.0%
The K/I/E Trust under agreement dated 10/24/18 (2)	4,751,522	4,751,522	0	0.0%
Makayla L. Hunt Irrevocable Trust dated December 30, 2008	11,886	11,886	0	0.0%
Andrew C. Hunt Irrevocable Trust dated December 30, 2008	11,886	11,886	0	0.0%
Kailey P. Rinaker 2018 Irrevocable Trust	18,495	18,495	0	0.0%
Ian G. Rinaker 2018 Irrevocable Trust	19,139	19,139	0	0.0%
Elissa C.G. Hunt 2018 Irrevocable Trust	19,139	19,139	0	0.0%
Nicole J. W. Requena Irrevocable Trust dated February 8, 2010	103,497	103,497	0	0.0%
Hannah L. McMahon Irrevocable Trust dated February 8, 2010	87,139	87,139	0	0.0%
Scott Oliver Irrevocable Trust dated February 8, 2010	77,003	77,003	0	0.0%
Mark Oliver Irrevocable Trust dated February 8, 2010	77,000	77,000	0	0.0%
Cynthe Dumler Irrevocable Trust dated February 8, 2010	77,000	77,000	0	0.0%
Tyler J. Vanderzee Irrevocable Trust dated February 8, 2010	112,902	112,902	0	0.0%
Ashley E. Hunt Irrevocable Trust dated February 8, 2010	693,513	693,513	0	0.0%
Morgan P. McMahon Irrevocable Trust dated February 8, 2010	96,954	96,954	0	0.0%
Thomas Hays 2018 Irrevocable Trust	77,000	77,000	0	0.0%
Thomas Hays Irrevocable Trust dated December 28, 1999	47,310	47,310	0	0.0%
Foundation for Tomorrow	19,085	19,085	0	0.0%
Kaye and Steven McMahon 2012 Irrevocable Trust	78,575	78,575	0	0.0%
Burr Oak Mark Oliver LLC	81,672	81,672	0	0.0%
Burr Oak Scott Oliver LLC	81,672	81,672	0	0.0%
Burr Oak Cynthe Dumler LLC	11,667	11,667	0	0.0%
Burr Oak Ashley Rinaker LLC	146,160	146,160	0	0.0%
Trust created under the Michael and Karen Hays Receptacle Trust Agreement dated December 12, 2012 and Burr Oak MK LLC	110,005	110,005	0	0.0%
Harbor of Dreams, Inc.	335,700	335,700	0	0.0%

 _________________________

(1)

On January 25, 2018 and February 15, 2018, Michael D. Hays gifted and/or transferred, for estate planning purposes, 5,494,440 shares of the Company’s former class A common stock and 1,884,205 shares of the Company’s former class B common stock indirectly to this trust at a price of $19.31 and $39.03 per share, after certain applied discounts, respectively. These shares became 7,378,645 shares of Common Stock in connection with the Company’s 2018 recapitalization.

(2)

Formerly the Michael and Karen Hays Grandchildren’s Trust dated March 9, 2009 and the K/I/E/ Trust under agreement 3/9/09. On June 4, 2013, Michael D. Hays transferred 5,000,000 shares of Common Stock to this trust.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 62,000,000 shares, consisting of: (i) 60,000,000 shares of Common Stock, par value $0.001 per share; and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share. As of June 28, 2019, 24,879,414 shares of Common Stock were issued and outstanding, and no shares of our preferred stock were issued and outstanding.

Common Stock

After all cumulative dividends have been paid or declared and set apart for payment on any shares of preferred stock that are outstanding, the Common Stock is entitled to such dividends as may be declared from time to time by our board of directors in accordance with applicable law.

Except as provided under Wisconsin law and except as may be determined by our board of directors with respect to any series of preferred stock, only the holders of Common Stock shall be entitled to vote for the election of directors of the Company and on all other matters. Holders of Common Stock are entitled to one vote for each share of Common Stock held by them on all matters properly submitted to a vote of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporation Law. Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected.

All shares of Common Stock are entitled to participate equally in distributions in liquidation, subject to the prior rights of any preferred stock which may be outstanding. Holders of Common Stock have no preemptive rights to subscribe for or purchase shares of our capital stock. There are no conversion rights, sinking fund or redemption provisions applicable to Common Stock. The outstanding shares of our Common Stock, including the shares offered by the selling shareholders under this prospectus, are fully paid and nonassessable.

The transfer agent for our Common Stock is American Stock Transfer & Trust Company LLC.

Preferred Stock

Pursuant to our Amended and Restated Articles of Incorporation, the board of directors has the authority, without further action by the shareholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our Common Stock. The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. As a result, preferred stock could be issued quickly with terms calculated to delay or prevent a change of control of the company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Common Stock and may adversely affect the voting and other rights of the holders of Common Stock. At present, there are no shares of preferred stock outstanding.

Anti-Takeover Effects of Various Provisions of Wisconsin Law and Our Amended and Restated Articles of Incorporation and By-Laws

Certain anti-takeover provisions in the Wisconsin Business Corporation Law are applicable to “resident domestic corporations” (we do not believe we are a resident domestic corporation but it is a fact-specific determination). Through Article 10 of our Amended and Restated Articles of Incorporation, we have elected to be treated as a resident domestic corporation for purposes of the “Fair Price” and “Control Share” statutes described below. In addition, Article 9 of our Amended and Restated Articles of Incorporation incorporates a substantial portion of the “Business Combination” statute described below. Because these provisions are set forth in our Amended and Restated Articles of Incorporation rather than by statute, assuming we are not otherwise a resident domestic corporation, future amendments could eliminate or modify these provisions.

Control Share Statute. Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of public Wisconsin corporations such as us held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This statutory voting restriction does not apply to shares acquired directly from us or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

Fair Price Statute. Sections 180.1130 to 180.1133 of the Wisconsin Business Corporation Law provide that some “business combinations” not meeting specified adequacy-of-price standards must be approved by a vote of at least 80% of the votes entitled to be cast by shareholders and by two-thirds of the votes entitled to be cast by shareholders other than a “significant shareholder” who is a party to the transaction. The term “business combination” is defined to include, subject to some exceptions, a merger or consolidation of us (or any subsidiary of ours) with, or the sale or other disposition of substantially all of our assets to, any significant shareholder or affiliate thereof. “Significant shareholder” is defined generally to include a person that is the beneficial owner of 10% or more of the voting power of the common stock.

Business Combinations. Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate a broad range of “business combinations” between a Wisconsin corporation and an “interested stockholder.” Wisconsin Business Corporation Law defines a “business combination” to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets equal to at least 5% of the market value of the stock or assets of a corporation or 10% of its earning power, issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, adoption of a plan of liquidation, and certain other transactions involving an “interested stockholder.” An “interested stockholder” is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation, or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. Sections 180.1140 to 180.1144 prohibit a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if:

●	the board of directors approved the acquisition of the stock prior to the acquisition date; or

●	the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or

●	the consideration to be received by shareholders meets certain requirements with respect to form and amount; or

●	the business combination is of a type specifically excluded from the coverage of the statute.

Sections 180.1140 to 180.1144, and Section 180.1150, do not currently apply to the Trusts, both of which are selling shareholders, since our board of directors approved for purposes of Sections 180.1140 to 180.1144 and Section 180.1150 the acquisition of the shares transferred to the Trusts by Michael D. Hays. Our Amended and Restated Articles of Incorporation contain provisions that are similar to the provisions of Sections 180.1140 to 180.1144.

Section 180.1134 provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under Section 180.1134, shareholder approval is required for the corporation to:

●

acquire more than 5% of the outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares; or

●

sell or option assets of the corporation that amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

The restrictions described in the first bullet point above may have the effect of deterring a shareholder from acquiring our shares with the goal of seeking to have us repurchase such shares at a premium over the market price.

Under our Amended and Restated Articles of Incorporation and by-laws, our board of directors is divided into three classes, with staggered terms of three years each. Each year the term of one class expires. The Amended and Restated Articles of Incorporation provide that any vacancies on the board of directors shall be filled only by the affirmative vote of a majority of the directors in office, even if less than a quorum. Any director so elected will serve until the next election of the class for which such director is chosen and until his or her successor is duly elected and qualified.

Our Amended and Restated Articles of Incorporation provide that any directors may be removed from office, but only for cause by the affirmative vote of at least 66-2/3% of all outstanding shares entitled to vote in the election of directors. However, if at least two-thirds of the board of directors plus one director vote to remove a director, such director may be removed without cause by a majority of the voting power of our outstanding shares of capital stock entitled to vote thereon.

In addition, our by-laws establish a procedure that shareholders seeking to call a special meeting of shareholders must satisfy. This procedure involves notice to us, our receipt of written demands for a special meeting from holders of 10% or more of the issued and outstanding shares of Common Stock, a review of the validity of such demands by an independent inspector appointed by us and the fixing of the record and meeting dates by the board of directors. In addition, shareholders demanding such a special meeting must deliver to us a written agreement to pay the costs we incur in holding a special meeting, including the costs of preparing and mailing the notice of meeting and the proxy material for our solicitation of proxies for use at such meeting, in the event such shareholders are unsuccessful in their proxy solicitation.

Our by-laws also provide the board of directors with discretion in postponing shareholder meetings, including, within some limits, special meetings of shareholders. Additionally, the chief executive officer or the board of directors, acting by resolution, may adjourn a shareholder meeting at any time prior to the transaction of business at such meeting. Our by-laws also contain strict time deadlines and procedures applicable to shareholders seeking to nominate a person for election as a director or to otherwise bring business before a meeting.

These provisions of our Amended and Restated Articles of Incorporation and by-laws and the Wisconsin Business Corporation Law could have the effect of delaying or preventing a change of control of our company.

PLAN OF DISTRIBUTION

The selling shareholders may offer and sell shares of Common Stock offered by this prospectus from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. Sales that the selling shareholders do make may be sold in one or more of the following transactions:

●	on the NASDAQ Global Select Market or any other securities exchange or quotation service that lists or quotes the common stock for trading;

●	in the over-the-counter market;

●	in privately negotiated transactions;

●	through put or call option transactions relating to the shares or through short sales of shares; and

●	in a combination of any of the above transactions.

The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions listed above may include block transactions.

The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares of our Common Stock or of securities convertible into or exchangeable for these shares in the course of hedging positions they assume with the selling shareholders. The selling shareholders may also sell shares short and redeliver shares to close out such short positions. In addition, the selling shareholders may enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to these broker-dealers or other financial institutions of the shares of Common Stock offered by this prospectus, which these broker-dealers or other financial institutions may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

The selling shareholders have advised us that they have not made any arrangements with any underwriters or broker-dealers relating to the distribution of the shares covered by this prospectus. The selling shareholders may sell their shares directly to purchasers, use broker-dealers to sell their shares or may sell their shares to broker-dealers acting as principals. If this happens, then broker-dealers may either receive discounts or commissions from the selling shareholders, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. This compensation may be in excess of the compensation customary in the type of transactions involved. If a broker-dealer purchases shares as a principal, then it may resell the shares for its own account under this prospectus.

We will pay all registration fees and expenses for the Common Stock offered by this prospectus. The selling shareholders and any agent, broker or dealer that participates in sales of Common Stock offered by this prospectus may be deemed “underwriters” under the Securities Act of 1933 and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act.

We and the selling shareholders may agree to indemnify any agent, broker or dealer that participates in sales of Common Stock against liabilities arising under the Securities Act from sales of Common Stock. Because the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales of Common Stock.

Instead of selling Common Stock under this prospectus, the selling shareholders may sell Common Stock in compliance with the provisions of Rule 144 under the Securities Act, if available.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares of our Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Any such supplement will disclose:

●	the name of the participating broker-dealer(s);

●	the number of shares involved;

●	the price at which such shares were sold;

●	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

●	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

●	other facts material to the transaction.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

Our Common Stock is traded on the NASDAQ Global Select Market under the symbol NRC. On June 28, 2019, the closing sale price of our Common Stock was $57.59.

LEGAL MATTERS

Certain legal matters with respect to this offering and the shares of our Common Stock offered by this prospectus will be passed upon for us by Foley & Lardner LLP, Milwaukee, Wisconsin.

EXPERTS

The consolidated financial statements of National Research Corporation and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2018 consolidated financial statements refers to a change in the Company’s method for accounting for revenue from contracts with customers due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, as amended.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the Common Stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and/or print out a copy the registration statement and any other document that we file at a website maintained by the SEC located at http://www.sec.gov and on our website located at http://www.nrchealth.com.

The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes any older information. We incorporate by reference the following documents we have filed and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until we and the selling shareholders terminate the offering:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;

●	Our Current Reports on Form 8-K dated May 29, 2019 (and filed on May 31, 2019); and

●

The description of our Common Stock contained in Amendment No. 1 to our Registration Statement on Form 8-A/A filed with SEC on April 17, 2018, including any subsequent amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus upon written or oral request. You may request a copy of any of these documents at no cost, by writing or telephoning us at the following: Mr. Kevin R. Karas, Secretary, National Research Corporation, 1245 Q Street, Lincoln, Nebraska 68508, telephone number (402) 475-2525.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the Registrant, other than underwriting or broker-dealer discounts and commissions that will be payable by the Registrant for shares of Common Stock it offers or by the selling shareholders for the shares of Common Stock they offer, in connection with the sale and distribution of the shares of Common Stock being registered hereby.

Securities and Exchange Commission registration fee	$87,075
Accounting fees and expenses	10,000
Legal fees and expenses	25,000
Financial printing and miscellaneous expenses	7,925

Total	$130,000

Item 15.	Indemnification of Directors and Officers.

Pursuant to the provisions of the Wisconsin Business Corporation Law, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

The Registrant’s By-Laws provided for indemnification and advancement of expenses to officers and directors to the fullest extent provided by the Wisconsin Business Corporation Law.

The indemnification provided by the Wisconsin Business Corporation Law and the Registrant’s By-Laws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled.

The Registrant also maintains director and officer liability insurance against certain claims and liabilities which may be made against the Registrant’s former, current or future directors or officers.

Item 16.	Exhibits.

The exhibits listed in the Exhibit Index below are filed or incorporated by reference as part of this Registration Statement.

EXHIBIT INDEX

Exhibit Number	Description

(4.1)

Amended and Restated Articles of Incorporation of National Research Corporation, effective as of 5:01 pm, CT, on April 17, 2018 [Incorporated by reference to Exhibit 3.3 to National Research Corporation’s Current Report on Form 8-K dated April 16, 2018 and filed on April 20, 2018 (File No. 001-35929)].

(4.2)

By-Laws of National Research Corporation, as amended to date [Incorporated by reference to Exhibit 3.2 to National Research Corporation’s Current Report on Form 8-K dated October 26, 2015 and filed on October 28, 2015 (File No. 001-35929)].

Pursuant to Item 601(b)(4)(iii) of Regulation S-K, National Research Corporation agrees to furnish to the Securities and Exchange Commission, upon request, any instrument defining the rights of holders of long-term debt not being registered that is not filed as an exhibit to this Registration Statement on Form S-3.

(5)	Opinion of Foley & Lardner LLP.

(23.1)	Consent of KPMG LLP.

(23.2)	Consent of Foley & Lardner LLP (contained in Exhibit (5) hereto).

(24)	Powers of Attorney (included on the signature page hereto).

Item 17.	Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska, on the 3rd day of July, 2019.

NATIONAL RESEARCH CORPORATION By: /s/ Michael D. Hays Michael D. Hays Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on July 3, 2019. Each person whose signature appears below constitutes and appoints Michael D. Hays and Kevin R. Karas, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Michael D. Hays Michael D. Hays	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kevin R. Karas Kevin R. Karas	Senior Vice President Finance, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

/s/ Donald M. Berwick Donald M. Berwick	Director

/s/ JoAnn M. Martin JoAnn M. Martin	Director

/s/ Barbara J. Mowry Barbara J. Mowry	Director

/s/ John N. Nunnelly John N. Nunnelly	Director

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